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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: January 29, 2001



                               EMERGENT GROUP INC.
               (Exact name of Registrant as specified in Charter)



            Nevada                       0-21475                93-1215401
(State or other jurisdiction of     (Commission File No.)    (IRS Employer
      incorporation)                                          Identification
                                                              Number)


375 Park Avenue, 36th Floor, New York, New York                 10152
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code:   (212) 813-9700

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Item 5.     Other Events

      On January 23, 2001, Registrant entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") among Registrant, Medical Resources Management, Inc. ("MRM") and MRM Acquisition Inc., Registrant's wholly-owned subsidiary ("Acquisition"), which calls for the merger of Acquisition with and into MRM (the "Merger") and the exchange of each outstanding share of MRM common stock for 0.37 shares of Registrant's common stock (the "Exchange Ratio"). Depending upon the price of Registrant's common stock during the 10 trading days immediately preceding the closing of the Merger, the Exchange Ratio may increase to a maximum of 0.60 shares of Registrant's common stock for each share of MRM's common stock.

      MRM (OTC Bulletin Board: MRMC) provides medical equipment solutions in the areas of laser surgery, cryosurgery, brachytherapy and other capital-intensive medical technologies to health care facilities and physicians. In addition to offering medial equipment and certified technician services on a per procedure basis, MRM provides extensive training and support services to health care professionals.

      Consummation of the Merger is subject, among other conditions, to the approval of MRM's shareholders. Upon consummation, MRM will become a wholly-owned subsidiary of Registrant.

      A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.



Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (c)   Exhibits

                2.1 Agreement and Plan of Merger and Reorganization dated as of January 23, 2001 among Registrant, MRM and MRM Acquisition Inc.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:      January 29, 2001              EMERGENT GROUP INC.
                                               (Registrant)


                                          By: /s/ Daniel Yun
                                             -----------------------------------
                                                Daniel Yun
                                                Chairman